Earnings Release November 7, 2022

Holly Energy Partners, L.P. Reports Third Quarter Results
•Reported net income attributable to HEP of $42.0 million or $0.33 per unit
•Announced quarterly distribution of $0.35 per unit
•Reported EBITDA of $66.0 million and Adjusted EBITDA of $110.1 million
Dallas, Texas -- Holly Energy Partners, L.P. ("HEP" or the "Partnership") (NYSE: HEP) today reported financial results for the third quarter of 2022. Net income attributable to HEP for the third quarter of 2022 was $42.0 million ($0.33 per basic and diluted limited partner unit), compared to $49.2 million ($0.46 per basic and diluted limited partner unit) for the third quarter of 2021.
Results for the third quarter of 2022 reflect the impact to our equity in earnings of equity method investments of HEP’s 50% share of incurred and estimated environmental remediation and recovery expenses, net of insurance proceeds received to date, associated with a release of crude oil on the Osage Pipe Line Company, LLC ("Osage") pipeline of $20.3 million. Excluding this impact, net income attributable to HEP for the third quarter of 2022 was $62.2 million ($0.49 per basic and diluted limited partner unit). The increase in net income attributable to HEP was mainly due to net income from Sinclair Transportation Company LLC ("Sinclair Transportation"), which was acquired on March 14, 2022, partially offset by higher interest expense and higher operating costs and expenses.
Distributable cash flow was $78.7 million for the third quarter of 2022, an increase of $11.9 million, or 17.8%, compared to the third quarter of 2021. The increase was mainly due to distributable cash flow related to Sinclair Transportation, partially offset by higher interest expense. HEP declared a quarterly cash distribution of $0.35 per unit on October 20, 2022.
Commenting on our 2022 third quarter results, Michael Jennings, Chief Executive Officer and President, stated, “HEP generated solid results during the quarter, supported by strong volumes in both our crude and refined product transportation and storage systems. We announced a quarterly distribution of $0.35 per unit and remain committed to our capital allocation strategy.”
“Looking forward, we expect strong performance across our portfolio, driven by seasonally high refinery utilization rates.”
Third Quarter 2022 Revenue Highlights
Revenues for the third quarter of 2022 were $149.0 million, an increase of $26.4 million compared to the third quarter of 2021. The increase was mainly due to revenues on our recently acquired Sinclair Transportation assets, higher revenues on our refinery processing units and rate increases that went into effect on July 1, 2022.

•Revenues from our refined product pipelines were $31.4 million, an increase of $3.9 million compared to the third quarter of 2021. Shipments averaged 205.7 thousand barrels per day ("mbpd") compared to 162.3 mbpd for the third quarter of 2021. The revenue and volume increases were mainly due to higher volumes on our recently acquired Sinclair Transportation product pipelines, higher volumes on our UNEV pipeline and rate increases that went into effect on July 1, 2022. Revenues did not increase in proportion to volumes due to our recognition of a significant portion of the Sinclair Transportation refined product pipeline tariffs as interest income under sales-type lease accounting.

•Revenues from our intermediate pipelines were $8.0 million, an increase of $0.5 million compared to the third quarter of 2021. Shipments averaged 137.0 mbpd for the third quarter of 2022 compared to 136.4 mbpd for the third quarter of 2021. The increase in revenue was mainly due to rate increases that went into effect on July 1, 2022.

•Revenues from our crude pipelines were $37.7 million, an increase of $5.4 million compared to the third quarter of 2021. Shipments averaged 639.0 mbpd compared to 408.0 mbpd for the third quarter of 2021. The increase in volumes was mainly attributable to our Cushing Connect pipeline, which went into service in September 2021, volumes on our recently acquired Sinclair Transportation crude pipelines and higher volumes on our crude pipeline systems in New Mexico and Texas. The increase in revenues was mainly due to our recently acquired Sinclair Transportation crude pipelines, higher volumes on our crude pipeline systems in New Mexico and Texas and rate increases that went into effect on July 1, 2022. Revenues did not increase in proportion to volumes due to our recognition of most of the Cushing Connect pipeline tariffs and a significant portion of Sinclair Transportation crude pipeline tariffs as interest income under sales-type lease accounting.

•Revenues from terminal, tankage and loading rack fees were $44.4 million, an increase of $11.1 million compared to the third quarter of 2021. Refined products and crude oil terminalled in the facilities averaged 620.9 mbpd compared to 472.2 mbpd for the third quarter of 2021. The increase in volumes was mainly due to our recently acquired Sinclair Transportation assets. Revenues increased mainly due to revenues on our recently acquired Sinclair Transportation assets and rate increases that went into effect on July 1, 2022.

•Revenues from refinery processing units were $27.4 million, an increase of $5.5 million compared to the third quarter of 2021, and throughputs averaged 72.1 mbpd compared to 72.3 mbpd for the third quarter of 2021. Revenues increased mainly due to higher natural gas cost recoveries in revenues, higher throughput at our Woods Cross refinery processing units and rate increases that went into effect on July 1, 2022.

Nine Months Ended September 30, 2022 Revenue Highlights
Revenues for the nine months ended September 30, 2022, were $405.0 million, an increase of $29.0 million compared to the nine months ended September 30, 2021. The increase was mainly attributable to revenues on our recently acquired Sinclair Transportation assets and increased revenues from our UNEV assets, partially offset by lower revenues on our Cheyenne assets as a result of the conversion of HF Sinclair's Cheyenne refinery to renewable diesel production and lower revenues on our product pipelines servicing HF Sinclair's Navajo refinery. The nine months ended September 30, 2021 included the recognition of the $10 million termination fee related to the termination of HF Sinclair's minimum volume commitment on our Cheyenne assets.

•Revenues from our refined product pipelines were $83.7 million, a decrease of $1.0 million compared to the nine months ended September 30, 2021. Shipments averaged 180.3 mbpd compared to 165.8 mbpd for the nine months ended September 30, 2021. The volume increase was mainly due to volumes on our recently acquired Sinclair Transportation assets and higher volumes on our UNEV pipeline, partially offset by lower volumes on our product pipelines servicing HF Sinclair's Navajo refinery due to lower throughput at the refinery. We recognized a significant portion of the Sinclair Transportation refined product pipeline tariffs as interest income under sales-type lease accounting.

•Revenues from our intermediate pipelines were $23.0 million, an increase of $0.5 million compared to the nine months ended September 30, 2021. Shipments averaged 126.6 mbpd compared to 131.9 mbpd for the nine months ended September 30, 2021. The decrease in volumes was mainly due to lower throughputs on our intermediate pipelines servicing HF

Sinclair's Navajo refinery while revenue increased due to contractual minimum volume guarantees and rate increases that went into effect on July 1, 2022.

•Revenues from our crude pipelines were $103.6 million, an increase of $8.6 million compared to the nine months ended September 30, 2021. Shipments averaged 594.2 mbpd compared to 393.0 mbpd for the nine months ended September 30, 2021. The increase in volumes was mainly attributable to our Cushing Connect pipeline, which went into service in September 2021, volumes on our recently acquired Sinclair Transportation crude pipelines and higher volumes on our crude pipeline systems in New Mexico and Texas. The increase in revenues was mainly due to our recently acquired Sinclair Transportation crude pipelines and higher volumes on our crude pipelines in New Mexico and Texas. Revenues did not increase in proportion to volumes due to our recognition of most of the Cushing Connect pipeline tariffs and a significant portion of Sinclair Transportation crude pipeline tariffs as interest income under sales-type lease accounting.

•Revenues from terminal, tankage and loading rack fees were $126.0 million, an increase of $17.6 million compared to the nine months ended September 30, 2021. Refined products and crude oil terminalled in the facilities averaged 575.2 mbpd compared to 436.9 mbpd for the nine months ended September 30, 2021. Volumes increased mainly due to volumes on our recently acquired Sinclair Transportation assets and higher throughputs at HF Sinclair's Tulsa refinery. Revenues increased mainly due to revenues on our recently acquired Sinclair Transportation assets, higher butane blending revenues, and higher revenues on our Tulsa assets. In addition, the nine months ended September 30, 2021 included the recognition of the $10 million termination fee related to the termination of HF Sinclair's minimum volume commitment on our Cheyenne assets as a result of the conversion of the HF Sinclair Cheyenne refinery to renewable diesel production.

•Revenues from refinery processing units were $68.7 million, an increase of $3.3 million compared to the nine months ended September 30, 2021. Throughputs averaged 69.9 mbpd for both the nine months ended September 30, 2021 and 2022. Revenues increased mainly due to higher natural gas cost recoveries in revenues as well as rate increases that went into effect on July 1, 2022.

Operating Costs and Expenses Highlights

Operating costs and expenses were $89.5 million and $244.1 million for the three and nine months ended September 30, 2022, representing increases of $21.0 million and $25.3 million from the three and nine months ended September 30, 2021. The increases were mainly due to operating costs and expenses associated with our recently acquired Sinclair Transportation assets as well as higher employee costs, natural gas costs, maintenance costs and materials and supplies costs, partially offset by lower rentals and leases. In addition, the nine months ended September 30, 2021 included a goodwill impairment charge of $11.0 million related to our Cheyenne reporting unit.

Interest Expense and Interest Income Highlights

Interest expense was $23.0 million and $57.0 million for the three and nine months ended September 30, 2022, representing increases of $9.5 million and $16.4 million from the three and nine months ended September 30, 2021. The increases were mainly due to our April 2022 issuance of $400 million in aggregate principal amount of 6.375% senior unsecured notes maturing in April 2027 related to the funding of the cash portion of the Sinclair Transportation acquisition. In addition, market interest rates increased on our senior secured revolving credit facility.

Interest income for the three and nine months ended September 30, 2022, totaled $24.2 million and $61.2 million, representing increases of $17.4 million and $41.2 million compared to the three and nine months ended September 30, 2021. The increases were mainly due to higher sales-type lease interest income from our recently acquired Sinclair Transportation pipelines and terminals and our Cushing Connect pipeline, which was placed into service at the end of the third quarter of 2021.

Equity in Earnings of Equity Method Investments Highlights

Equity in earnings of equity method investments were losses of $16.3 million and $7.3 million for the three and nine months ended September 30, 2022, representing decreases of $20.0 million and $16.1 million compared to the three and nine months ended September 30, 2021. The decreases were mainly due to lower earnings from our equity method investment in Osage due to HEP’s 50% share of incurred and estimated environmental remediation and recovery expenses, net of insurance proceeds received to date, associated with a release of crude oil that occurred in the third quarter of 2022. Additional insurance recoveries will be recorded as they are received. Our share of the remaining insurance coverage is $12.5 million. The pipeline resumed operations in the third quarter of 2022 and remediation efforts are underway. The decrease in Osage was partially offset by equity in earnings from Pioneer Investments Corp., which was acquired as part of our Sinclair Transportation acquisition.
We have scheduled a conference call today at 8:30 AM Eastern Time to discuss financial results. This webcast may be accessed at:
https://events.q4inc.com/attendee/908108663

An audio archive of this webcast will be available using the above noted link through November 21, 2022.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P. ("HEP"), headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including subsidiaries of HF Sinclair Corporation. HEP, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Colorado, Idaho, Iowa, Kansas, Missouri, Nevada, New Mexico, Oklahoma, Texas, Utah, Washington, and Wyoming, as well as refinery processing units in Kansas and Utah.
HF Sinclair Corporation, headquartered in Dallas, Texas, is an independent energy company that produces and markets high value light products such as gasoline, diesel fuel, jet fuel, renewable diesel and other specialty products. HF Sinclair owns and operates refineries located in Kansas, Oklahoma, New Mexico, Washington, Wyoming and Utah and markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. HF Sinclair supplies high-quality fuels to more than 1,300 Sinclair branded stations and licenses the use of the Sinclair brand at more than 300 additional locations throughout the country. In addition, subsidiaries of HF Sinclair produce and market base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and exports products to more than 80 countries. Through its subsidiaries, HF Sinclair produces renewable diesel at two of its facilities in Wyoming and also at its facility in Artesia, New Mexico. HF Sinclair also owns a 47% limited partner interest and a non-economic general partner interest in Holly Energy Partners, L.P.
This press release contains various “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this press release, words such as “anticipate,” “project,” “expect,” “will,” “plan,” “goal,” “forecast,” “strategy,” “intend,” “should,” “would,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations are intended to identify forward-looking statements. These forward-looking statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties, including those contained in our filings with the Securities and Exchange Commission (the “SEC”). Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. All statements concerning our expectations for future results of operations are based on forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Certain factors could cause actual results to differ materially from results anticipated in the forward-looking statements. These factors include, but are not limited to:
•HF Sinclair’s and HEP’s ability to successfully integrate the Sinclair Oil Corporation (now known as Sinclair Oil LLC) and Sinclair Transportation businesses acquired from The Sinclair Companies (now known as REH Company) (collectively, the “Sinclair Transactions”), with its existing operations and fully realize the expected synergies of the Sinclair Transactions or on the expected timeline;
•the demand for and supply of crude oil and refined products, including uncertainty regarding the effects of the continuing COVID-19 pandemic on future demand and increasing societal expectations that companies address climate change;
•risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored or throughput in our terminals and refinery processing units;
•the economic viability of HF Sinclair, our other customers and our joint ventures’ other customers, including any refusal or inability of our or our joint ventures’ customers or counterparties to perform their obligations under their contracts;
•the demand for refined petroleum products in the markets we serve;
•our ability to purchase and integrate future acquired operations;
•our ability to complete previously announced or contemplated acquisitions;
•the availability and cost of additional debt and equity financing;
•the possibility of temporary or permanent reductions in production or shutdowns at refineries utilizing our pipelines, terminal facilities and refinery processing units, due to reasons such as infection in the workforce, in response to reductions in demand, accidents, unexpected leaks or spills, unscheduled shutdowns, weather events, civil unrest, expropriation of assets, and other economic, diplomatic, legislative, or political events or developments, terrorism, cyberattacks, or other catastrophes or disruptions affecting our operations, terminal facilities, machinery, pipelines and other logistics assets, equipment, or information systems, or any of the foregoing of our suppliers, customers, or third-party providers or lower gross margins due to the economic impact of the COVID-19 pandemic, inflation and labor costs, and any potential asset impairments resulting from, or the failure to have adequate insurance coverage for or receive insurance recoveries from, such actions;
•the effects of current and future government regulations and policies, including the effects of current and future restrictions on various commercial and economic activities in response to the COVID-19 pandemic and increases in interest rates;
•delay by government authorities in issuing permits necessary for our business or our capital projects;
•our and our joint venture partners' ability to complete and maintain operational efficiency in carrying out routine operations and capital construction projects;
•the possibility of terrorist or cyberattacks and the consequences of any such attacks;
•uncertainty regarding the effects and duration of global hostilities, including the Russia-Ukraine war, and any associated military campaigns which may disrupt crude oil supplies and markets for refined products and create instability in the financial markets that could restrict our ability to raise capital;
•general economic conditions, including uncertainty regarding the timing, pace and extent of an economic recovery in the United States;
•the impact of recent or proposed changes in the tax laws and regulations that affect master limited partnerships; and
•other financial, operational and legal risks and uncertainties detailed from time to time in our SEC filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)
Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and nine months ended September 30, 2022 and 2021.

	Three Months Ended September 30,		Change from
	2022	2021	2021
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$24,731	$18,702	$6,029
Affiliates – intermediate pipelines	7,988	7,537	451
Affiliates – crude pipelines	23,169	19,536	3,633
	55,888	45,775	10,113
Third parties – refined product pipelines	6,694	8,799	(2,105)
Third parties – crude pipelines	14,565	12,780	1,785
	77,147	67,354	9,793
Terminals, tanks and loading racks:
Affiliates	39,557	29,436	10,121
Third parties	4,875	3,881	994
	44,432	33,317	11,115

Refinery processing units - Affiliates	27,423	21,913	5,510

Total revenues	149,002	122,584	26,418
Operating costs and expenses
Operations	60,470	42,793	17,677
Depreciation and amortization	25,236	21,826	3,410
General and administrative	3,751	3,849	(98)
	89,457	68,468	20,989
Operating income	59,545	54,116	5,429

Equity in earnings of equity method investments	(16,334)	3,689	(20,023)
Interest expense, including amortization	(22,965)	(13,417)	(9,548)
Interest income	24,234	6,835	17,399
Gain on sale of assets and other	494	77	417
	(14,571)	(2,816)	(11,755)
Income before income taxes	44,974	51,300	(6,326)
State income tax expense	(38)	4	(42)
Net income	44,936	51,304	(6,368)
Allocation of net income attributable to noncontrolling interests	(2,985)	(2,144)	(841)
Net income attributable to Holly Energy Partners	$41,951	$49,160	$(7,209)
Limited partners’ earnings per unit – basic and diluted	$0.33	$0.46	$(0.13)
Weighted average limited partners’ units outstanding	126,440	105,440	21,000
EBITDA(1)	$65,956	$77,564	$(11,608)
Adjusted EBITDA(1)	$110,092	$83,270	$26,822
Distributable cash flow(2)	$78,731	$66,810	$11,921

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	167,618	115,507	52,111
Affiliates – intermediate pipelines	137,049	136,398	651
Affiliates – crude pipelines	507,419	271,717	235,702
	812,086	523,622	288,464
Third parties – refined product pipelines	38,040	46,834	(8,794)
Third parties – crude pipelines	131,622	136,247	(4,625)
	981,748	706,703	275,045
Terminals and loading racks:
Affiliates	583,089	419,665	163,424
Third parties	37,782	52,541	(14,759)
	620,871	472,206	148,665

Refinery processing units - Affiliates	72,065	72,297	(232)

Total for pipelines and terminal assets (bpd)	1,674,684	1,251,206	423,478

.

	Nine Months Ended September 30,		Change from
	2022	2021	2021
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$62,511	$56,520	$5,991
Affiliates – intermediate pipelines	23,015	22,564	451
Affiliates – crude pipelines	62,417	58,241	4,176
	147,943	137,325	10,618
Third parties – refined product pipelines	21,169	28,188	(7,019)
Third parties – crude pipelines	41,134	36,667	4,467
	210,246	202,180	8,066
Terminals, tanks and loading racks:
Affiliates	108,997	95,431	13,566
Third parties	17,008	12,955	4,053
	126,005	108,386	17,619

Refinery processing units - Affiliates	68,719	65,436	3,283

Total revenues	404,970	376,002	28,968
Operating costs and expenses
Operations	156,994	126,226	30,768
Depreciation and amortization	74,397	71,894	2,503
General and administrative	12,745	9,664	3,081
Goodwill impairment	—	11,034	(11,034)
	244,136	218,818	25,318
Operating income	160,834	157,184	3,650

Equity in earnings of equity method investments	(7,261)	8,875	(16,136)
Interest expense, including amortization	(56,951)	(40,595)	(16,356)
Interest income	61,212	19,997	41,215
Gain on sales-type leases	—	24,677	(24,677)
Other income (loss)	640	5,994	(5,354)
	(2,360)	18,948	(21,308)
Income before income taxes	158,474	176,132	(17,658)
State income tax expense	(83)	(60)	(23)
Net income	158,391	176,072	(17,681)
Allocation of net income attributable to noncontrolling interests	(10,089)	(6,770)	(3,319)
Net income attributable to Holly Energy Partners	$148,302	$169,302	$(21,000)
Limited partners’ earnings per unit—basic and diluted	$1.22	$1.60	$(0.38)
Weighted average limited partners’ units outstanding	120,902	105,440	15,462
EBITDA(1)	$218,521	$261,854	$(43,333)
Adjusted EBITDA(1)	$299,673	$259,466	$40,207
Distributable cash flow(2)	$221,643	$206,707	$14,936

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	138,608	118,033	20,575
Affiliates – intermediate pipelines	126,550	131,873	(5,323)
Affiliates – crude pipelines	460,641	261,117	199,524
	725,799	511,023	214,776
Third parties – refined product pipelines	41,646	47,805	(6,159)
Third parties – crude pipelines	133,598	131,842	1,756
	901,043	690,670	210,373
Terminals and loading racks:
Affiliates	534,305	386,400	147,905
Third parties	40,923	50,542	(9,619)
	575,228	436,942	138,286

Refinery processing units - Affiliates	69,903	69,904	(1)

Total for pipelines and terminal assets (bpd)	1,546,174	1,197,516	348,658

(1)Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners, L.P. ("Holly Energy Partners") plus (i) interest expense, net of interest income, (ii) state income tax expense and (iii) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA plus (i) goodwill impairment, (ii) acquisition integration and regulatory costs, (iii) our share of Osage environmental remediation expenses included in equity in earnings of equity method investments and (iv) tariffs and fees not included in revenues due to impacts from lease accounting for certain tariffs and fees minus (v) gain on sales-type leases, (vi) gain on significant asset sales and (vii) pipeline lease payments not included in operating costs and expenses. Portions of our minimum guaranteed pipeline and terminal tariffs and fees for assets subject to sales-type lease accounting are recorded as interest income with the remaining amounts recorded as a reduction in net investment in leases. Similarly, certain pipeline lease payments were previously recorded as operating costs and expenses, but the underlying lease was reclassified from an operating lease to a financing lease, and these payments are now recorded as interest expense and reductions in the lease liability. EBITDA and Adjusted EBITDA are not calculations based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA and Adjusted EBITDA calculations are derived from amounts included in our consolidated financial statements. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income attributable to Holly Energy Partners or operating income, as indications of our operating performance or as alternatives to operating cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are presented here because they are widely used financial indicators used by investors and analysts to measure performance. EBITDA and Adjusted EBITDA are also used by our management for internal analysis and as a basis for compliance with financial covenants.
Set forth below is our calculation of EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Net income attributable to Holly Energy Partners	$41,951	$49,160	$148,302	$169,302
Add (subtract):
Interest expense	22,965	13,417	56,951	40,595
Interest income	(24,234)	(6,835)	(61,212)	(19,997)
State income tax expense	38	(4)	83	60
Depreciation and amortization	25,236	21,826	74,397	71,894
EBITDA	65,956	77,564	218,521	261,854
Gain on sales-type leases	—	—	—	(24,677)
Gain on significant asset sales	—	—	—	(5,263)
Goodwill impairment	—	—	—	11,034
Share of Osage environmental remediation costs	20,297	—	20,297	—
Acquisition integration and regulatory costs	373	—	2,095	—
Tariffs and fees not included in revenues	25,072	7,312	63,579	21,337
Lease payments not included in operating costs	(1,606)	(1,606)	(4,819)	(4,819)
Adjusted EBITDA	$110,092	$83,270	$299,673	$259,466
(2)Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(In thousands)
Net income attributable to Holly Energy Partners	$41,951	$49,160	$148,302	$169,302
Add (subtract):
Depreciation and amortization	25,236	21,826	74,397	71,894
Amortization of discount and deferred debt charges	1,060	763	2,863	2,992
Customer billings greater (less) than net income recognized	(587)	(122)	34	(301)
Maintenance capital expenditures(3)	(4,679)	(3,351)	(15,262)	(8,834)
Increase (decrease) in environmental liability	5,364	271	5,120	36
Share of Osage insurance coverage	12,500	—	12,500	—
Decrease in reimbursable deferred revenue	(3,538)	(2,991)	(10,127)	(10,507)
Gain on sales-type leases	—	—	—	(24,677)
Gain on significant asset sales	—	—	—	(5,263)
Goodwill impairment	—	—	—	11,034
Other	1,424	1,254	3,816	1,031
Distributable cash flow	$78,731	$66,810	$221,643	$206,707

(3)Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.
Set forth below is certain balance sheet data.

	September 30,	December 31,
	2022	2021
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$15,551	$14,381
Working capital	$20,570	$17,461
Total assets	$2,764,971	$2,165,867
Long-term debt	$1,593,797	$1,333,049
Partners' equity	$835,178	$443,017

FOR FURTHER INFORMATION, Contact:

John Harrison, Senior Vice President,
    Chief Financial Officer and Treasurer
Craig Biery, Vice President, Investor Relations
Holly Energy Partners, L.P.
214-954-6511